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                                                                    Exhibit 10.5

                             CONSULTING AGREEMENT

     This Agreement (the "Agreement"), entered into as of January 14, 2000 (the "Effective Date"), is between Integra LifeSciences Corporation, a Delaware corporation having a place of business at 311-C Enterprise Drive, Plainsboro, New Jersey 08536 ("Integra"), and George J. Connell (hereinafter referred to as "Consultant").

     WHEREAS, Clinical Neuro Systems Holdings LLC, a wholly-owned subsidiary of Integra ("Purchaser"), has acquired substantially all of the assets of Clinical Neuro Systems, Inc. ("CNS"), a manufacturer of neurosurgical products, and certain assets relating to the distribution of CNS' products owned by Surgical Sales Corporation (trading as Connell Neurosurgical) ("Connell"), pursuant to an Asset Purchase Agreement dated as of the date hereof (the "Purchase Agreement");

     WHEREAS, all of the outstanding capital stock of both CNS and Connell is held by Consultant;

     WHEREAS, Consultant has expertise in the field of marketing, sales and manufacture of neurosurgical products;

     WHEREAS, Integra desires to hire Consultant as a consultant to Integra to assist in the transition of the CNS business and otherwise to advise Integra in the marketing, sales, distribution and manufacture of neurosurgical devices;

     WHEREAS, in consultant's role as Consultant to Integra, Consultant will work closely with Integra materials, proprietary information, Confidential Information and market strategies and it is therefore considered reasonable and necessary that Consultant comply with the provisions of this Agreement and the Purchase Agreement related to confidentiality and non-competition.

     NOW THEREFORE, the parties mutually agree as follows:

1.   DEFINITIONS.

     1.1 Affiliate. The term "Affiliate" means with respect to a party to this Agreement, any corporation, company, limited liability company, partnership, joint venture and/or firm (i) which controls, is controlled by or is under common control with such party, or
          (ii) in which such party or any parent or subsidiary owns, or has a contractual right to acquire, an equity interest, or (iii) which has been licensed by such party or its parent or subsidiary, or which has retained such party or its parent or subsidiary, to perform research with respect to, or to commercially exploit, such party's or its parent's or subsidiary's technological assets.

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     1.2  Confidential Information. The term "Confidential Information" means information, documents or other materials which may be unpublished, including without limitation, information or documents furnished to Consultant for purposes of Consultant's performance hereunder or which are otherwise furnished to or come to the attention of Consultant, unpatented technical and other information which is not in the public domain, information in written form marked "Confidential", information disclosed orally by Integra to Consultant whether or not identified as "Confidential", information that consists of, or relates to, any unpublished patent application and material embodiments thereof, technical specifications, concepts, discoveries, data, formula, inventions, procedures for experiments and tests and results of experimentation and testing, results of research, specifications and techniques, economic information, business or research strategies, trade secrets, existing and potential customers, suppliers, markets, contracts, prices, products, personnel, strategies, policies, systems, procedures, technologies, know-how, information, processes, inventions, formulations, applications, operating manuals, services information concerning current, future or proposed products and services, product and service descriptions, financial or customer or client or prospective client or client lists and printouts, records, and any or all other information, data or material relating to the business, trade secrets and technology of Integra and/or any of its Affiliates. "Confidential Information" shall not include any information to the extent that any such information as of the date of disclosure to Consultant was (i) known to Consultant and such knowledge can be substantiated by reasonable documentation; (ii) disclosed in published literature; (iii) generally available to the industry; or (iv) obtained by Consultant from a third party, provided that such third party had no obligation of confidentiality to Integra or any of its Affiliates relating to the Confidential Information.

     1.3 Contract Period. The term "Contract Period" means the period beginning with the Effective Date of this Agreement and ending on the date on which this Agreement terminates in accordance with the provisions of Section 6 (Term and Termination; Survival) hereof.

     1.4 Field. The term "Field" means the manufacture or sale of any medical device sold or used in hospital intensive care units, including without limitation, cranial access kits, cranial access pressure devices, drainage bags and catheters.

     1.5  Integra Group. The term "Integra Group" means Integra and its
          Affiliates.


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2.   SERVICES TO BE PERFORMED BY CONSULTANT.

     2.1 Consulting Services. Subject to the terms and conditions of this Agreement, throughout the Contract Period Consultant agrees to render such consulting services relating to the manufacture, marketing or sale of products in the Field, as may be requested from time to time by or at the direction of the Chief Executive Officer of Integra.

     2.2 Amount of Time for Consulting Projects. Consultant agrees to be available to the Integra Group to render consulting services for an aggregate of not more than 1000 hours during the Contract Period and, subject to such limitation, not more than 125 hours in any calendar month. Consultant's consulting services will be carried out at the facilities of Consultant's principal place of business or the Integra Group, or at such other location as may be agreed to by Integra and Consultant.

3.   COMPENSATION AND REIMBURSEMENT.

     3.1 Compensation Rate. Integra agrees to pay Consultant a retainer of $50,000 per three month period. Integra agrees to pay Consultant within ten (10) days of the beginning of each fiscal quarter, provided, however, that the first such payment shall be made on the Closing Date, as defined in the Purchase Agreement.

     3.2 Expense Reimbursement. Integra will reimburse Consultant for all reasonable travel (approved by Integra prior to such travel) and out-of-pocket expenses incurred on Integra's behalf, e.g., travel expenses to meet with Integra associates or to represent Integra at business meetings and other miscellaneous documented expenses such as fax, telephone and postage. Consultant agrees to submit receipts for all possible reimbursements as a condition to such reimbursement.

4.   REPRESENTATIONS AND WARRANTIES.

     4.1 Interest in Work Product. Consultant's employer presently has no interest, and during the course of Consultant's performance of his obligations hereunder to Integra Group, shall not acquire any interest, in the results of the work product or other work conducted by Consultant for the Integra Group; and

     4.2 No Conflict. Consultant agrees and represents and warrants that neither the Consultant's performance of the consulting services for the Integra Group in the Field, nor the assignment of any of Consultant's rights to Integra, conflicts with, or constitutes a breach of or a default under any applicable agreement, contract or other instrument to which Consultant is a party or by which Consultant is bound.


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5.   ADDITIONAL COVENANTS OF CONSULTANT.

     5.1 Confidentiality Covenants. Consultant acknowledges and agrees that in the course of, or incident to, Consultant's consulting relationship with the Integra Group, one or more members of the Integra Group may provide to Consultant, or Consultant may otherwise become exposed to, Confidential Information. Consultant acknowledges that obtaining the Confidential Information is intended, and is necessary, to enable Consultant to perform Consultant's duties or other functions for the Integra Group as provided herein. Consultant recognizes and agrees that the confidentiality of the Confidential Information is necessary to the ability of the Integra Group to compete effectively with its competitors. Consultant recognizes and acknowledges that, in many instances, Integra and/or its Affiliates are bound by contractual or other obligations to hold and use confidential information received from third parties in confidence, and that Consultant's failure to do so may constitute a breach of such obligations. Consultant therefore acknowledges and agrees that Consultant's undertakings herein with respect to the use and dissemination of such third party Confidential Information are made and intended for the benefit not only of the Integra Group but also of all parties that provide the Integra Group with Confidential Information. In light of the foregoing, Consultant agrees that:

          5.1.1 Confidentiality and Non-Use. During the term of Consultant's consulting relationship with the Integra Group and at all times thereafter, except as required in the performance of Consultant's duties or other functions for the Integra Group, Consultant will not disclose such Confidential Information to any third party. Consultant will not use such Confidential Information to compete with or adversely affect the business or operations of Integra or its Affiliates or those doing business with them. Consultant will not use the name of any member of the Integra Group, or the name of any member of the Integra Group's staff, in connection with any publicity, without the prior written approval of Integra.


          5.1.2 Required Disclosure. If Consultant is required by law to disclose any Confidential Information, it will, sufficiently in advance in order to permit Integra to take steps to prevent such disclosure, notify Integra and prior to any disclosure shall consult with and assist Integra in obtaining a protective order or other appropriate remedy. In any event, Consultant will disclose only that portion of the Confidential Information which is legally required and will use best efforts to assure that confidential treatment is accorded any Confidential Information so disclosed.

          5.1.3 Return of Confidential Information. Upon request by Integra at any time, Consultant will promptly return to Integra the original and all copies of all



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                non-oral Confidential Information and will, upon request,
                certify in writing to Integra as to its compliance with this paragraph.

          5.1.4 No Grant of Rights. Nothing in this Agreement shall be construed to grant Consultant any right or license under any patent or trade secret owned, used or licensed by Integra or its Affiliates.

     5.2 No Participation of Others. Consultant agrees not to allow any person to assist or participate in the consulting work performed hereunder unless and until such person has executed an agreement with Integra, satisfactory in form and substance to Integra, concerning confidentiality and intellectual property and patent rights.

     5.3 Covenant Not to Compete. Except as permitted in Section 10.9 of the Purchase Agreement, Consultant agrees that, unless acting with the prior written consent of Integra, which consent may be granted or denied in the sole discretion of Integra, neither Consultant nor any of his Affiliates will, directly or indirectly, for a period of three (3) years after the Closing Date (as defined in the Purchase Agreement) anywhere in the United States or in any other country, directly or indirectly:

          (a) (i) own, manage, operate, control, consult with, participate in, or be connected in any manner with the ownership, management, operation, or control of any business which engages, directly or indirectly, in the marketing, sale or distribution of any of the following (collectively, the "Protected Products"): (A) any medical device for treating central nervous system (i.e., brain and spine) pathologies that is used in hospital intensive care units, neuro-intensive care units or emergency rooms; or (B) any products used for cranial access, management of intracranial hypertension, drainage of cerebrospinal fluid and any products related thereto, including, without limitation, catheters, sensors and drainage systems; (ii) be or become a stockholder, partner, owner, agent of, or a consultant to or give financial or other assistance to, any person or entity considering engaging in any such activities or so engaged; (iii) seek in competition with the business of Purchaser or any affiliate of Purchaser to procure orders for Protected Products from or do business with any customer of Purchaser or any affiliate of Purchaser with respect to Protected Products; (iv) solicit, or contact with a view to the engagement or employment by, any Transferred Employee (as defined in the Purchase Agreement) or other person or entity who is an employee or contractor of Purchaser or any affiliate of Purchaser; (v) seek to contract with or engage (in such a way as to adversely affect or interfere with the business of Purchaser or any affiliate of Purchaser) any person or entity who has been contracted with or engaged to manufacture, assemble, supply or deliver Protected Products; or (vi) engage in or participate in any effort or act to induce any of the customers, associates, consultants,


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               or employees of Purchaser or any affiliate of Purchaser
               (including without limitation any Transferred Employee) to take any action which is disadvantageous to Purchaser or any affiliate of Purchaser; and

          (b) contact, induce, solicit or influence any client of the Business (as defined in the Purchase Agreement) or of Purchaser or any affiliate of Purchaser to cause such client to terminate or reduce in any material way its relationship with the Business and/or Purchaser or any affiliate of Purchaser.

               In the event that the provisions of this Section 5.3 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum permitted by applicable law. Consultant specifically acknowledges and agrees that the foregoing restrictions are reasonable and necessary to protect the legitimate interests of Integra, that Integra would not have entered into this Agreement in the absence of such restrictions, that any violation of such restrictions will result in irreparable injury to Integra, that the remedy at law for any breach of the foregoing restrictions will be inadequate, and that, in the event of any such breach, Integra, in addition to any other relief available to it, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of quantifying actual damages.

6.   TERM AND TERMINATION; SURVIVAL.

     6.1 Initial Term. Unless sooner terminated as provided in this Section, this Agreement shall terminate one year after the Effective Date.

     6.2 Early Termination. Integra may terminate this Agreement at any time prior to the end of the initial term set forth in Section 6.1 if Consultant breaches any of the material terms of this Agreement and has not cured such breach to the reasonable satisfaction of Integra within two (2) weeks after receiving written notice thereof from Integra. Integra will remain obligated for all payments accrued prior to the effective termination or expiration of this Agreement.

     6.3 Survival. Anything in this Agreement to the contrary notwithstanding, Consultant's obligations under Sections 4, 5 and 7 shall survive termination of this Agreement for any reason.


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7.   MISCELLANEOUS PROVISIONS.

     7.1 Notices. All notices, demands or other communications required or permitted to be given pursuant to this Agreement shall be effective only if given in writing the delivery of which is verified:

                To Integra:           Integra LifeSciences Corporation
                                      311-C Enterprise Drive
                                      Plainsboro, New Jersey 08536
                                      Attention: Law Department
                                      Phone: (609) 275-0500
                                      Fax: (609) 275-1082

                To Consultant:        George J. Connell
                                      425 Lionville Road
                                      Downingtown, Pennsylvania 19335

          or to such other person, address or fax number as either party may hereafter designate to the other by notice given in accordance with this Section 7.1.

     7.2 Remedies and Equitable Relief. No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. Consultant acknowledges that damages alone will not be an adequate remedy for any breach or violation of its obligations hereunder and that, in addition to any other remedies to which Integra may be entitled hereunder or otherwise, Integra shall be entitled to injunctive relief, including specific performance, with respect to such obligations in any court of competent jurisdiction.

     7.3 Waiver. No waiver by any party hereto or any failure by any other party hereto to keep or perform any covenant or condition of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or other covenant or condition. No failure to enforce any provision hereof shall operate as a waiver thereof or be deemed to be a release of any rights granted hereunder.

     7.4 Severability. If any provision of this Agreement would be held or made invalid or unenforceable by a court decision, statute, rule or otherwise, such provision shall be construed in such a way as to make it valid and enforceable to the maximum extent possible. The invalidity or unenforceability of any provision of this Agreement shall not affect the remaining provisions of this Agreement, which shall be enforceable to the maximum extent permitted by law.

     7.5 Independent Contractors. For purposes of this Agreement and in connection with any activity hereunder, Consultant and any person associated with Consultant



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          shall at all times be independent contractors and not agents or employees of Integra.

     7.6 Third Party Beneficiaries. Consultant acknowledges and agrees that the Affiliates of Integra are intended third party beneficiaries of this Agreement and all rights and benefits granted to Integra hereunder are intended to and shall run in favor of all such Affiliates, including any person hereinafter acquired by or which acquires Integra, or any of its Affiliates, by merger, sale or exchange of stock, consolidation, purchase of assets or otherwise.

     7.7 Assignment and Binding Effect. This Agreement is personal and Consultant may not assign, transfer (including transfers by operation of law) or otherwise dispose of all or any portion of its rights under this Agreement without the prior written consent of Integra, and any such purported assignment will be void. Integra may assign this Agreement to any entity or person without Consultant's consent. This Agreement shall be binding on the respective successors and permitted assigns of the parties hereto.

     7.8 Governing Law and Jurisdiction. This Agreement shall be construed, interpreted and enforced in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania, regardless of the effect of choice of law principles of such laws.

     7.9 Headings. The headings in this Agreement are for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     7.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

CLINICAL NEURO SYSTEMS HOLDINGS LLC         GEORGE J. CONNELL

By:  Integra LifeSciences Corporation,      ---------------------------------
         its sole member

By:
    ----------------------------------
      Stuart M. Essig
      Chief Executive Officer


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